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                    December 3, 2020

       Anthony DiSilvestro
       Chief Financial Officer
       MATTEL INC /DE/
       333 Continental Boulevard
       El Segundo, CA 90245

                                                        Re: MATTEL INC /DE/
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 25,
2020
                                                            File No. 001-05647

       Dear Mr. DiSilvestro:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing
       cc:                                              Michael J. Scanlon